EXHIBIT 99.1

FILED VIA EDGAR

August 17, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Joint Insured Fidelity Bond for Investment Companies – SEC Rule 17g-1
Babson Capital Global Short Duration High Yield Fund (File No. 811-22845)

Dear Sir or Madam:

Pursuant to SEC Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), enclosed herewith for filing on behalf of Babson Capital Global Short Duration High Yield Fund (the “Trust”) are the following:

1.	Copy of the Investment Company Bond (Bond No. FS 2346444 05 00) issued by Great American Insurance Group (the “Bond”), effective November 4, 2014 and delivered to the Trust on August 12, 2015;

2.
Certified copy of the resolutions dated October 15, 2014 of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined by the 1940 Act) of the Trust, approving the amount, type, form and coverage of the Bond, and the portion of the premium to be paid by the Trust; and

3.	Copy of the agreement effective November 4, 2014 between the Trust, Babson Capital Corporate Investors, and Babson Capital Participation Investors entered into pursuant to Rule 17g-1.

The Trust would have provided and maintained a single bond in the amount of $900,000, if it was not named as an insured under a joint insured bond.  Premiums on the Bond were paid through November 4, 2015, the expiration date of the Bond.

If you have any questions, please do not hesitate to contact me at (413) 226-0511.

Very truly yours,

  /s/ Kristin Goodchild
Kristin Goodchild
Assistant Secretary